Exhibit 10.23

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2017, by and between Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), and Jonathan P. Mehlman (“Executive”).

RECITALS:

A.           Executive is currently employed by certain affiliates of the external advisor to the Company, pursuant to an employment agreement dated as of July 1, 2015 (the “Prior Agreement”), by and between Executive, AR Capital, LLC, ARC Advisory Services, LLC and American Realty Capital Hospitality Advisors, LLC (collectively, “ARC”).

B.           The Company is a party to that certain Securities Purchase, Voting and Standstill Agreement with American Realty Capital Hospitality Operating Partnership, L.P. and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (“Brookfield”), dated as of January 12, 2017 (the “Purchase Agreement”).

C.           Subject to the occurrence of the Initial Closing (as defined in the Purchase Agreement), Executive desires to be employed by the Company, and the Company desires to employ Executive, subject to the terms, conditions and covenants hereinafter set forth, from and after the Initial Closing (as defined in the Purchase Agreement).

D.           Effective on the Initial Closing (as defined in the Purchase Agreement), this Agreement will amend and supersede the Prior Agreement and any other agreement between the Employee and the Company or any of its affiliates with respect to the matters covered herein; provided, however, that Executive shall be able to retain certain equity ownership and rights to proceeds as set forth in Executive’s separation agreement with ARC and as set forth on Exhibit A hereto in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

ARTICLE I
EMPLOYMENT

1.1         Employment.

(a)          Subject to and effective upon the Initial Closing, the Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. Effective as of the date of the Initial Closing (the “Effective Date”), Executive shall serve as Chief Executive Officer and President of the Company, reporting to the board of directors of the Company (the “Board”). Executive shall have the duties, responsibilities and authority as are customarily associated with such position for a company of similar size and revenues, as reasonably determined by the Board. In addition, and without compensation other than that herein provided, Executive initially shall be appointed to serve as a member of the Board, and shall continue to serve on the Board if and when re-appointed, re-nominated and/or re-elected.

(b)          In addition, during the Employment Term (as hereinafter defined), Executive shall provide advice, consultation and services to any other entities which control, are controlled by or are under common control with the Company now or in the future (collectively, “Affiliates”), as may be requested by the Company, in each case without additional compensation, including with respect to the boards of directors (or equivalent governing body) of any of the Company's subsidiaries.

1.2         Full Time; Best Efforts. During the Employment Term (as hereinafter defined), Executive agrees on a full-time basis to perform faithfully, industriously, and to the best of Executive’s ability, experience, and talents, all of the duties that may be required by the terms of this Agreement to promote the business and affairs of the Company and its Affiliates. Notwithstanding the foregoing, during the Employment Term, Executive shall be permitted to (i) serve on charitable, civic, educational/academic, professional, community, and/or industry affairs boards or committees, and, with the prior written consent of the Board, on the boards of directors or advisory committees of other companies, and (ii) manage personal and family financial affairs, as long as such activities, individually and in the aggregate, do not materially interfere with Executive’s duties to the Company.

1.3         Location. Executive will be based at the Company’s office in New York City, except for travel on the Company’s business as may be reasonably required in the course of Executive’s duties.

ARTICLE II
TERM

The initial term of this Agreement shall commence on the Effective Date and shall terminate on the second (2nd) anniversary of the Effective Date (the “Initial Term”), with automatic successive one-year renewals (each, a Renewal Term”), unless either Executive or the Company provides ninety (90) days advance written notice of non-renewal prior to such second anniversary of the Effective Date or any subsequent anniversary of the Effective Date of its or Executive’s desire to terminate this Agreement as of such anniversary, and subject to earlier termination as provided in Article IV below. The period of Executive’s employment with the Company after the Effective Date is referred to herein as the “Employment Term.”

ARTICLE III
COMPENSATION AND BENEFITS

3.1         Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary of $750,000 per annum in cash (the “Annual Base Salary”). Executive’s Annual Base Salary will be subject to annual review by the Board. The Annual Base Salary due to Executive hereunder shall be paid in accordance with the general Company payroll practices.

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3.2         Annual Incentive Bonus. For each fiscal year during the Employment Term, beginning with the 2017 fiscal year, Executive will be eligible for an annual bonus (the “Annual Bonus”) under the Company’s annual bonus program. The Annual Bonus for the 2017 fiscal year will not be prorated. Executive’s target Annual Bonus will be 130% of the Annual Base Salary (the “Target Bonus”), Executive’s threshold Annual Bonus will be 67% of the Annual Base Salary, and Executive’s maximum Annual Bonus will be 225% of the Annual Base Salary; provided, however, that Executive’s Annual Bonus for the 2017 fiscal year will be no less than 67% of the Annual Base Salary. Subject to the minimum Annual Bonus set forth in the preceding sentence for the 2017 fiscal year, the actual amount payable in respect of the Annual Bonus for any fiscal year will be determined by the Board in its sole discretion based on the achievement of individual and Company performance goals previously established by the Board after consultation with Executive. The criteria for such performance goals will be established after discussion with Executive by March 31 of the fiscal year to which the Annual Bonus relates (or in the case of the Annual Bonus for 2017, within 30 days of the Effective Date). The Annual Bonus will be paid no later than February 15 in the first quarter of the year following the year to which the Annual Bonus relates, subject to Executive’s continued employment through the date of payment, except as otherwise provided herein.

3.3         Long Term Incentive Awards. During the Employment Term, Executive will be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”) in accordance with the terms of the LTIP and the Company’s Employee and Director Incentive Restricted Share Plan (as amended and/or restated, the “Restricted Share Plan”). The terms of awards granted under the LTIP will be as set forth in individual award agreements between the Company and Executive and the Restricted Share Plan.

(a)          Initial LTIP Award. Executive will receive an initial LTIP award (the “Initial LTIP Award”) of 35,000 restricted stock units (“RSUs”) that vest 25% per year on each of the first four anniversaries of the grant date, subject to Executive’s continued employment through each applicable vesting date. Subject to Executive’s continued employment through the grant date, the Initial LTIP Award will be granted on the first business day of the third quarter of 2017.

(b)          LTIP Annual Award. The LTIP will consist of annual awards (the “LTIP Annual Award”) of a number of RSUs that vest 25% per year on each of the first four anniversaries of the grant date, subject to Executive’s continued employment through each applicable vesting date. For each fiscal year beginning with the 2017 fiscal year, Executive will have a target LTIP Annual Award of 135,000 RSUs, with the actual number of RSUs comprising the LTIP Annual Award for any fiscal year to be determined by the Board in its sole discretion based on the achievement of Company performance goals established by the Board after consultation with Executive. The LTIP Annual Award for each fiscal year beginning with the 2017 fiscal year will be granted no later than February 15 in the first quarter of the year following the year to which the LTIP Annual Award relates, subject to continued employment through the date of grant.

3.4         Employee Benefits. The Company agrees to use commercially reasonable efforts to implement employee benefit plan programs as soon as reasonably practicable after the Effective Date that are substantially comparable in the aggregate to those benefit programs in which Executive currently participates, principally health, dental, disability insurance and a 401(k) plan. The Company agrees to provide the Executive with a health club membership. The Company also agrees to provide Executive with a whole life insurance policy with a death benefit of at least $500,000.

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3.5         Vacation. Executive will be eligible for paid vacation in accordance with the Company’s policies (including the Company’s policies on accrual and carry-over), as may be in effect from time to time for its executives generally and consistent with the needs of the Company’s business; provided that Executive will be entitled to paid vacation of no less than twenty (20) business days per year.

3.6         Business Expenses. The Company shall reimburse Executive for all reasonable and customary business expenses incurred by him in accordance with Company policies for executives generally. The Company shall also reimburse Executive for the reasonable costs of automobile parking or commuter transit (as an alternative at the Executive’s discretion in lieu of automobile parking). Executive shall provide the Company with supporting documentation and other substantiation of reimbursable expenses as may be required by the Company to conform to Internal Revenue Service or other requirements.

3.7         Indemnification; Liability Insurance: The Company agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable law and the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys' fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall cover Executive under any directors and officers liability programs, including without limitation, insurance, that may be in force both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

ARTICLE IV

TERMINATION

4.1         Termination. The employment of Executive may be terminated as follows:

(a)          By the Company for Cause (as hereinafter defined) immediately upon written notice of such termination to Executive;

(b)          By the Company without Cause (as hereinafter defined) upon thirty (30) days’ prior written notice to Executive (or any later date specified in such written notice of termination);

(c)          By Executive for Good Reason (as hereinafter defined); provided, however, that Good Reason shall not exist unless (i) Executive shall have delivered written notice to the Board within ninety (90) days of the initial occurrence of such event constituting Good Reason, and (ii) the Board fails to remedy the circumstances giving rise to Executive’s notice within thirty (30) days of receipt of notice. Executive shall terminate his employment at a time reasonably agreed with the Company, but in any event within one hundred fifty (150) days from the initial occurrence of the event constituting Good Reason. For purposes of Good Reason, the Company shall be defined to include any successor to the Company which has assumed the obligations of the Company through a merger, acquisition, stock purchase, asset purchase or otherwise;

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(d)          By Executive without Good Reason (as hereinafter defined); provided, however, that any such termination by Executive without Good Reason shall only be effective upon not less than thirty (30) days’ advance written notice to the Company (which the Company may, in its sole discretion, make effective earlier than any notice date);

(e)          By Executive or by the Company upon expiration following non-renewal of the Employment Term, in each case, due to a notice of non-renewal of the Employment Term pursuant to Article II of this Agreement;

(f)          By the Company or the Executive upon not less than thirty (30) days’ advance written notice as the result of Executive’s Disability (as hereinafter defined); or

(g)          Automatically, without the action of either party, upon the death of Executive.

4.2         Definitions of Termination Terms. For the purpose of this Agreement:

(a)          “Cause” shall mean any of the following: (i) Executive’s gross negligence or willful misconduct in connection with the performance of duties, which gross negligence or willful misconduct continues for fifteen (15) calendar days following Executive’s receipt of written notice of such gross negligence or willful misconduct, with such detail as sufficient to apprise Executive of the nature and extent of such negligence or misconduct; provided, however, that the third notice to Executive of such gross negligence or willful misconduct shall constitute Cause without any opportunity for Executive to cure; (ii) conviction of a felony; (iii) conviction of any other criminal offense involving an act of dishonesty or moral turpitude; or (iv) a material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between Executive and the Company, which, if such breach is curable, such breach is not cured within fifteen (15) calendar days following Executive’s receipt of written notice of such breach, with such detail as sufficient to apprise Executive of the nature and extent of such breach.

(b)          By the Company “without Cause” shall mean a termination of Executive’s employment by the Company other than for Cause, but excluding, for the avoidance of doubt, a termination by the Company due to Executive’s Disability or death or for Good Reason.

(c)          By Executive for “Good Reason” shall mean a termination of Executive’s employment by Executive for any of the following events (to the extent not cured) without Executive’s consent: (i) the assignment to Executive of substantial duties or responsibilities inconsistent with Executive’s position at the Company, or any other action by the Company which results in a substantial diminution of Executive’s duties or responsibilities; (ii) a requirement that Executive work principally from a location that is thirty (30) miles further from the Executive’s residence than the Company’s office described above; (iii) a material reduction in Executive’s aggregate Annual Base Salary and other compensation (including the Target Bonus amount) taken as a whole, excluding any reductions caused by the failure to achieve performance targets; or (iv) any material breach by the Company of this Agreement or any other material agreement between the Company and Executive.

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(d)          For purposes of this Agreement, “Disability” shall mean such physical or mental impairment as would render Executive unable to perform each of the essential duties of Executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months. Notwithstanding the foregoing, with respect to any payment under this Agreement that is triggered upon a Disability and that constitutes “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder (collectively, “Section 409A”), such payment shall not be made until the earliest of: (A) Executive’s “disability” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code, (B) the Participant's “separation from service” within the meaning of Section 409A of the Code and (C) the date such amount would otherwise be made pursuant to the terms of this Agreement.

(e)          “Change in Control” shall have the meaning set forth in the Restricted Share Plan.

4.3         Benefits Following Termination of Executive.

(a)          Termination by Company for Cause; Termination by Executive without Good Reason; Termination Upon Expiration Following Non-Renewal of the Employment Term by the Executive. If Executive’s employment hereunder and this Agreement is terminated by the Company for Cause, by Executive without Good Reason or upon expiration following non-renewal of the Employment Term by the Executive, the Company will pay Executive only:

(i)          any Annual Base Salary that has been accrued but not paid as of the date of termination, payable within thirty (30) days of the date of such termination;

(ii)         any unpaid business expenses incurred by Executive prior to the date of termination that may be reimbursed pursuant to this Agreement, payable in accordance with Section 3.6;

(iii)        any accrued and unused vacation days as of the date of such termination, in accordance with Company policy;

(iv)        continued access to insurance benefits to the extent required by applicable law; and

(v)         any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs, payable in accordance with the applicable terms of such plans or programs and in accordance with applicable law (collectively, Section 4.3(a)(i) through 4.3(a)(v), including timing of payments, shall be hereafter referred to as the “Accrued Amounts”);

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Except as otherwise provided in the applicable award agreement, any and all outstanding equity awards granted pursuant to the LTIP (the “Equity Awards”) which have not vested shall immediately be forfeited by Executive upon a termination pursuant to this Section 4.3(a).

(b)          Termination as a result of Executive’s Death or Disability. If Executive’s employment hereunder and this Agreement is terminated as a result of Executive’s Disability or as a result of Executive’s death, the Company will pay or provide Executive (i) the Accrued Amounts (which amounts shall be paid at the same time such amounts would otherwise be paid pursuant to Section 4.3(a) hereof), together with any benefits required to be paid or provided in the event of Executive’s death or Disability under applicable law, (ii) any Annual Bonus that has been accrued but not yet paid with respect to any fiscal year ending on or preceding the date of termination, which amount shall be paid at the same time it otherwise would be provided pursuant to Section 3.2 hereof (the “Earned Bonus”), and (iii) an amount equal to the Target Bonus, multiplied by a fraction, the numerator of which is the number of days in the current year up to the date of termination and the denominator of which is 365, payable at the same time that annual bonuses for the fiscal year of termination would otherwise be provided pursuant to Section 3.2 hereof. In addition, if Executive’s employment is terminated as a result of Executive’s Disability or as a result of Executive’s death, any outstanding Equity Awards which have not yet vested but that would have become vested within the one-year period beginning on the date of termination and ending on the anniversary of the termination date if Executive had continued to be employed by the Company during such time shall immediately vest and shall no longer be subject to forfeiture.

(c)          Termination by Company without Cause; Termination by Executive for Good Reason; Termination Upon Expiration Following Non-Renewal of the Employment Term by the Company. Except as set forth in Section 4.3(d), if Executive’s employment hereunder and this Agreement is terminated (x) by the Company without Cause (y) by Executive for Good Reason or (z) upon expiration following non-renewal of the Employment Term by the Company, the Company will pay Executive:

(i)          the Accrued Amounts (which amounts shall be paid at the same time such amounts would be paid pursuant to Section 4.3(a) hereof);

(ii)         the Earned Bonus, which amount shall be paid at the same time it would otherwise be provided pursuant to Section 4.3(b) hereof;

(iii)        a pro-rata Annual Bonus for the fiscal year in which the date of termination occurs, equal to the Annual Bonus that Executive would have earned determined based on actual performance for the full fiscal year, multiplied by a fraction, the numerator of which is the number of days in the current year up to the date of termination and the denominator of which is 365, payable at the same time that annual bonuses for the fiscal year of termination would otherwise be provided pursuant to Section 3.2 hereof (the “Pro-Rata Bonus”);

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(iv)        an aggregate amount equal to the sum of (I) the greater of (A) one and one-half times (1.5x) the Annual Base Salary, at the rate in effect immediately before Executive’s termination or (B) the Annual Base Salary due through the remainder of the Initial Term (the amount in (I), the “Salary Amount”), plus (II) the greater of (X) the Annual Bonus paid to Executive in the most recently completed fiscal year preceding the date of termination and (Y) the average Annual Bonus paid to Executive for the three most recently completed fiscal years preceding the date of termination (provided that if Executive is not employed for the first fiscal year through the date of the annual bonus payment, the bonus amount in (II) shall equal the Target Bonus, and provided further that, if Executive is only employed for two fiscal years, the bonus amount in (Y) shall equal the average Annual Bonus paid to Executive for the two most recently completed fiscal years preceding the date of termination) (the amount in (II), the “Bonus Amount”), such amount payable in equal payments over a period which is the greater of (x) the remainder of the Initial Term or (y) 12 months (the “Severance Period”) in accordance with the Company’s pay practices;

(v)         continued payment or reimbursement by the Company for Executive’s life, disability (if any), dental and health insurance coverage, on a monthly basis, for the longer of (i) the Severance Period and (ii) eighteen (18) months following termination (the “Continuation Period”), to the same extent that the Company paid for such coverage immediately prior to the termination of Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided, that with respect to health insurance coverage, such payment or reimbursement may be conditioned on Executive’s timely election to receive continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for so long as Executive is eligible for such coverage; and provided, further, that if and only to the extent that the Company is unable to continue to cover Executive under its group health plans without adverse tax consequences to the Company and Executive, then the Company shall pay Executive, on a monthly basis, an amount equal to the full COBRA premium for coverage under its group health plans, less the portion of such monthly premium Executive would have paid as an active employee had his employment continued, until the earlier of (x) the end of the Continuation Period and (y) the date on which Executive becomes eligible to receive group health benefits from subsequent employment; and

(vi)        any outstanding Equity Awards which have not yet vested shall immediately vest and shall no longer be subject to forfeiture.

(d)          Termination by the Company without Cause, Termination by Executive for Good Reason or Termination Upon Expiration Following Non-Renewal of the Employment Term by the Company within 12 Months after a Change in Control. If Executive’s employment hereunder and this Agreement is terminated (x) by the Company without Cause, (y) by Executive for Good Reason or (z) upon expiration following non-renewal of the Employment Term by the Company, in each case, within twelve (12) months following a Change in Control, then the Company will pay Executive:

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(i)          the Accrued Amounts (which amounts shall be paid at the same time such amounts would be paid pursuant to Section 4.3(a) hereof);

(ii)         the Earned Bonus and the Pro-Rata Bonus, which amounts shall be paid at the same times they would otherwise be provided pursuant to Section 4.3(c) hereof; and

(iii)        an aggregate amount equal to the sum of (a) two times (2.0x) the Salary Amount, plus (b) three times (3.0x) the Bonus Amount, such amount payable in a single lump sum within sixty (60) days following the date of termination;

(iv)        continued payment or reimbursement by the Company for Executive’s life, disability (if any), dental and health insurance coverage, on a monthly basis, for twenty-four (24) months (the “ CIC Continuation Period”) following termination, to the same extent that the Company paid for such coverage immediately prior to the termination of Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided, that with respect to health insurance coverage, such payment or reimbursement may be conditioned on Executive’s timely election to receive continuation coverage pursuant to COBRA, for so long as Executive is eligible for such coverage; and provided, further, that if and only to the extent that the Company is unable to continue to cover Executive under its group health plans without adverse tax consequences to the Company and Executive, then the Company shall pay Executive, on a monthly basis, an amount equal to the full COBRA premium for coverage under its group health plans, less the portion of such monthly premium Executive would have paid as an active employee had his employment continued, until the earlier of (x) the end of the CIC Continuation Period and (y) the date on which Executive becomes eligible to receive group health benefits from subsequent employment; and

(v)         any outstanding Equity Awards which have not yet vested shall immediately vest and shall no longer be subject to forfeiture.

Payment of the amounts set forth in this Section 4.3(d) shall be in lieu of any payments that would otherwise be payable under Section 4.3(c).

4.4         Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 4.3(b), (c), or (d) (other than the Accrued Amounts) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s timely delivery to the Company of a fully effective and non-revocable release of claims in favor of the Company substantially in the form attached hereto as Exhibit B, with such changes thereto as the Company determines are required for the agreement to comply with applicable law (the “Release”), on or before the sixtieth (60th) day following the date of termination of employment. Notwithstanding anything herein to the contrary, with respect to any payment of the Severance Benefits that constitutes “nonqualified deferred compensation” for purposes of Section 409A and that is subject to the foregoing Release that is (a) paid in installments that would otherwise commence prior to the sixtieth (60th) day after the date of termination, the first payment of any such payment shall be made on the sixtieth (60th) day after the date of termination, and will include payment of any amounts that were otherwise due prior thereto, or (b) paid in a lump sum that would otherwise be paid prior to the sixtieth (60th) day after the date of termination, such payment shall be made on the sixtieth (60th) day after the date of termination.

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4.5           Other Obligations. Upon any termination of Executive’s employment with the Company, Executive shall promptly resign from any position with the Company or any Affiliate of the Company (including as an officer, director and/or fiduciary), and Executive shall confirm the foregoing by submitting to the Company and/or its Affiliates in writing a confirmation of Executive’s resignation(s) in a form satisfactory to the Company.

4.6           No Duty to Mitigate; Offset. Executive shall be under no duty to seek other employment or take any other action by way of mitigation of severance payments or benefits. Payments or benefits will not be reduced by any compensation earned by Executive as a result of employment by another employer. Notwithstanding the foregoing, such amounts shall be subject to offset for any amounts owed by Executive to the Company or any Affiliate of the Company by reason of any contract, agreement, promissory note, advance, failure to return Company property or loan document; provided, further, any such offset shall not be permitted against any payments of “nonqualified deferred compensation” for purposes of Section 409A to the extent such offset would cause a violation of or result in adverse tax consequences to Executive under Section 409A.

4.7           No Other Benefits. Payments and benefits provided in Section 4.3 shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

ARTICLE V
COVENANTS

5.1           General. Executive acknowledges that the covenants set forth in this Article V are reasonable in scope and essential to the preservation of the business and the goodwill of the Company, and are consideration for the amounts to be paid to Executive hereunder. Executive also acknowledges that the enforcement of the covenants set forth in this Article V will not preclude Executive from being gainfully employed in a reasonably comparable position.

5.2           Cooperation. During the Employment Term and thereafter, Executive will reasonably cooperate with the Company and its Affiliates and representatives in connection with any action, investigation, proceeding, litigation or otherwise involving the Company and any Affiliates with regard to matters in which Executive has knowledge as a result of his employment. The Company will reimburse Executive for the reasonable out-of-pocket expenses incurred in connection with such cooperation.

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5.3         Non-Disclosure of Confidential Information. Executive hereby acknowledges and agrees that the duties and services to be performed by Executive under this Agreement are special and unique and that as a result of his employment by the Company hereunder Executive has developed over time and will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company’s industry, including but not limited to, certain records, secrets, documentation, software programs, price lists, ledgers and general information, employee records, mailing lists, shareholder lists, tenant lists and profiles, prospective customer, acquisition candidate or tenant lists, accounts receivable and payable ledgers, financial and other records of the Company or its Affiliates, information regarding its shareholders, tenants or joint venture partners, and other similar matters (all such information being hereinafter referred to as “Confidential Information”). Executive further acknowledges and agrees that the Confidential Information is of great value to the Company and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company and the Affiliates. Accordingly, Executive hereby agrees that:

(a)          Executive will not, during Executive’s employment or any time thereafter, directly or indirectly, except in connection with Executive’s performance of his duties under this Agreement, or as otherwise authorized in writing by the Company for the benefit of the Company or any Affiliate, divulge to any person, firm, corporation, limited liability company, partnership or organization, or any affiliated entity (hereinafter referred to as “Third Parties”), or use or cause or authorize any Third Parties to divulge or use, the Confidential Information, except as required by law; and

(b)          Upon the termination of Executive’s employment for any reason whatsoever, Executive shall deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, keys, data and other documents and materials belonging to the Company or its Affiliates which is in his possession or under his control relating to the Company or its Affiliates, regardless of the medium upon which it is stored, and will deliver to the Company upon termination, any other property of the Company or its Affiliates which is in his possession or under his control.

(c)          Notwithstanding the foregoing, Executive shall not be prohibited from disclosing Confidential Information to the extent required or permitted by law or regulation, or pursuant to an order of a court of competent jurisdiction or governmental agency as so required by such order, provided that the disclosure does not exceed that which is required or permitted by law or regulation and provided further that Executive shall first notify the Company of such order and afford the Company the opportunity to seek a protective order relating to such disclosure. The Executive hereby agrees to notify the Company immediately if it learns of any use or disclosure of any Confidential Information in violation of the terms hereof. In addition, notwithstanding anything herein or otherwise to the contrary, nothing in this Agreement or otherwise shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation (it being understood that Executive does not need the prior authorization of the Company to make any such reports or disclosures or to notify the Company that Executive has made such reports or disclosures).

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5.4           Covenant Not to Compete. Executive hereby covenants and agrees that, except as permitted by the Company, during the Employment Term, and only if Executive receives any Severance Benefits, for a period of twelve (12) months following Executive’s termination of employment (the “Restricted Period”), Executive shall not, directly or indirectly compete with the Company or its Affiliates. For purposes of this Agreement, Executive will be considered to be competing if he, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever in the United States, engages or assists others to engage, in whole or in part, for any Competing Business. For purposes of this Agreement, a “Competing Business” is an entity, trade or business that primarily owns select service or limited service hotels that competes directly with (a) the business that the Company engaged in during the period of Executive’s employment with the Company, currently acquiring, owning and renovating premium-branded, select-service hotels in the upscale and upper midscale segment of the United States lodging industry, and any other line of business that the Company engaged in at the time of Executive’s separation from the Company or (b) any product, service or business as to which the Company or any of its Affiliates have actively begun preparing to develop at the time of Executive’s separation from the Company.

5.5           Non-Solicitation of Employees. Executive hereby covenants and agrees that, except as permitted by the Company, during the Employment Term, and during the Restricted Period, Executive will not, except in furtherance of his duties during the Employment Term, directly or indirectly solicit, induce, influence or attempt to solicit, induce or influence any employee of the Company or its Affiliates (including any individual employed by the Company at any point during the six (6) months prior to such hiring) to terminate the employment of such person with the Company or its Affiliates or hire any such employee (other than general solicitations and job postings not specifically targeted to any such employee, but in any event, subject to the restriction on hiring any employee who responds thereto).

5.6           Non-Solicitation of Clients/Investors. Executive hereby covenants and agrees that, except as permitted by the Company, during the Employment Term, and during the Restricted Period, Executive shall not, except in furtherance of his duties during the Employment Term, solicit any (a) client of the Company to whom the Company had provided services at any time during Executive's employment with the Company in any line of business that the Company conducts as of the termination of Executive's employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company or (b) investor in the Company, any of its Affiliates or any of their investment vehicles for the purpose of causing such investor to terminate or diminish its investment in or with the Company, any of its Affiliates or any of their investment vehicles or to divert or otherwise cease to make a new investment in the Company, any of its Affiliates or any of their investment vehicles. Additionally, during the Restricted Period, Executive agrees not to encourage any client of the Company to materially reduce the amount of business conducted with the Company or its Affiliates or in any way interfere with the relationship between any such client and the Company or its Affiliates (which interference may be expected to cause significant and meaningful monetary damage to the Company or its Affiliates), other than general advertisements and marketing not specifically targeted to any such person.

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5.7         Non-Disparagement. Executive hereby covenants and agrees that during the Restricted Period, Executive will not, nor will he induce others to, disparage the Company or its Affiliates or their past and present officers, directors, employees or products. The Company hereby covenants and agrees that during the Restricted Period it will instruct its Board and senior executive officers to not, nor induce others to, disparage Executive. Nothing in this Section 5.7 will prohibit either party from (a) disclosing that Executive is no longer employed by the Company, (b) responding truthfully to any governmental investigation, legal process or inquiry related thereto, or (c) making a good faith rebuttal of the other party’s untrue or misleading statement.

5.8         Remedies.

(a)          Injunctive Relief. Executive expressly acknowledges and agrees that the business of the Company is highly competitive and that a violation of any of the Executive’s covenants under Article V would cause immediate and irreparable harm, loss and damage to the Company or an Affiliate not adequately compensable by a monetary award. Executive further acknowledges and agrees that the time periods and territorial areas provided for herein are the minimum necessary to adequately protect the business of the Company, the enjoyment of the Confidential Information and the goodwill of the Company. Without limiting any of the other remedies available to the Company at law or in equity, or the Company’s right or ability to collect money damages, Executive agrees that any actual or threatened violation of any of the provisions of Article V may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction, without notice and without bond.

(b)          Enforcement. Executive expressly acknowledges and agrees that the provisions of Article V shall be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Article V shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be: (i) deemed amended to delete therefrom such portions so adjudicated; or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

ARTICLE VI
MISCELLANEOUS

6.1         Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one (1) business day following deposit with a recognized overnight courier service; provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

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To Executive:	At Executive’s address as may from time to time be on file with the Company.

To the Company:	3950 University Drive, Fairfax, Virginia 22030

Any party may change its address for purposes of this Section 6.1 by giving the other party written notice of the new address in the manner set forth above.

6.2           Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter thereof (including, without limitation, the Prior Agreement), except as set forth on Exhibit A. No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

6.3           Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors and legal representatives of Executive and the successors, assignees and transferees of the Company and its current or future Affiliates. This Agreement or any right or interest hereunder may not be assigned by Executive.

6.4           No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

6.5           Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

6.6           Construction. The headings in this Agreement are intended to be for convenience and reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof. With respect to words used in the Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice versa, as the context requires. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

6.7           Governing Law. The parties agree that this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law provisions.

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6.8           Arbitration Agreement. In the event of any dispute under the provisions of this Agreement, other than as set forth in Section 5.8 of this Agreement and/or a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in New York, New York in accordance with the Employment Arbitration Rules and Mediation Procedures then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

6.9           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

6.10         No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any provisions of this Agreement.

6.11         Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

6.12         Clawback. If the Company is required to restate any of its financial statements, then the Board may seek to recover or require reimbursement of any excess incentive compensation made to Executive, to the extent required by (and in accordance with) applicable law and/or Company policy.

6.13         Taxes. The Company may withhold from any amounts payable to Executive under this Agreement all federal, state, city or other taxes that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation.

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6.14         Code Sections 280G/4999. Notwithstanding anything set forth herein to the contrary, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 6.14, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amounts constituting Payments which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary to the Revised Amount. The “Revised Amount” shall be either (a) or (b), whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax and where: (a) is the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax and (b) is the full, unreduced, total Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment is reduced to the amount in clause (a) above, unless to the extent permitted by Code Sections 280G and 409A Executive designates another order, the reduction shall occur in the following order: (i) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) accelerated vesting of equity awards shall be cancelled/reduced next and in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reduced before any stock option or stock appreciation rights are reduced; and (iii) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. Except as set forth in the next sentence, all determinations to be made under this Section 6.14 shall be made by the Company’s independent registered public accounting firm, which accounting firm shall provide its determinations and any supporting calculations and documentation to the Company and Executive promptly after the change in ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. The costs and expenses of the accounting firm shall be borne by the Company.

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6.15         Code Section 409A. Although the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, it is intended that this Agreement will comply with, or be exempt from, Section 409A to the extent the Agreement (or any benefit or payment provided hereunder) is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service,” or (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6.15 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. With respect to any reimbursement or in-kind benefit arrangements of the Company and its Affiliates that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (provided, that, this clause (i) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding anything herein, Executive shall be responsible for payment of any applicable personal tax liabilities associated with the receipt of income or benefits pursuant to this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

HOSPITALITY INVESTORS TRUST, INC.

By:	/s/ Paul C. Hughes
Name: Paul C. Hughes
Its: Secretary and General Counsel

EXECUTIVE

By:	/s/ Jonathan P. Mehlman
Name: Jonathan P. Mehlman

Exhibit A

ARC Equity Ownership and Rights to Proceeds

1.	5% of the issued and outstanding limited liability company interests of Hospitality Advisers Profit Plan, LLC
2.	5% of the issued and outstanding limited liability company interests of American Realty Capital Hospitality Properties, LLC
3.	6% of the issued and outstanding limited liability company interests of ARCHOST Holdings, LLC

Exhibit B

GENERAL RELEASE AND WAIVER AGREEMENT

This General Release and Waiver Agreement (the “General Release”) is made as of the ___ day of __________, 20__ between Hospitality Investors Trust, Inc. (the “Company”) and Jonathan P. Mehlman (the “Executive”).

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of March 31, 2017 (the “Employment Agreement”), that provides for certain compensation and severance amounts upon his termination of employment and to which this form of General Release is appended and made a part thereof; and

WHEREAS, Executive has agreed, pursuant to the terms of the Employment Agreement, to execute a release and waiver in the form set forth in this General Release in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Employment Agreement; and

WHEREAS, Executive has incurred a termination of employment [by the Company without Cause] [by Executive for Good Reason] [upon expiration following non-renewal of the Employment Term by the Executive] [as a result of Executive’s [death][Disability]] (as defined in the Employment Agreement) effective as of ____________, ___ (the “Termination Date”); and

WHEREAS, the Company and Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Employment Agreement or otherwise out of Executive’s employment by the Company and the termination of Executive’s employment with the Company.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            TERMINATION. Executive acknowledges that his last date of employment with the Company was the Termination Date. Executive acknowledges that the Termination Date was the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its affiliates and that the Company and its affiliates will have no obligation to rehire Executive, or to consider him for employment, after the Termination Date. Executive further acknowledges and agrees that, effective as of the Termination Date, Executive resigned as an officer of the Company and any of its affiliates and from all boards, committees, positions and offices with the Company and any of its affiliates and from any such positions held with any other entities at the direction or request of the Company or any of its affiliates. Executive agrees to promptly execute and deliver such other documents as the Company will reasonably request to evidence such resignations. In addition, Executive agrees and acknowledges that the Termination Date was the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates.

2.            SEVERANCE. Assuming Executive executes this General Release and does not revoke it within the time specified in Paragraph 8 below then, subject to Paragraph 4 below, Executive will be entitled to the severance provided under Section 4.3[__] of the Employment Agreement in accordance with the terms and conditions set forth therein (the “Severance Benefits”). Executive acknowledges and agrees that the Severance Benefits exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, plan or procedure of the Company or any of its affiliates and/or any agreement between Executive and the Company or any of its affiliates.

3.            RELEASE. In consideration for the Severance Benefits:

(a)          Executive, on behalf of himself and anyone who could make a claim on his behalf (including but not limited to his heirs, executors, administrators, trustees, legal representatives, successors and assigns) (hereinafter referred to collectively as “Releasors”), knowingly and voluntarily fully and unconditionally forever releases, acquits and discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective past, present and future stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, trustees, assets, employee benefit plans or funds and plan fiduciaries, any of its or their successors and assigns, and each of them whether acting on behalf of the Company or in their individual capacities (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which any Releasor ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever, including Executive’s employment with the Company and the termination of such employment, from the beginning of time up to and including the Effective Date (as defined below) (hereinafter referred to as the “Claims”), including without limitation: (i) any Claims arising out of or related to any federal, state and/or local laws relating to employment, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining and Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Executive Law, the New York City Administrative Code, the New York State Worker Adjustment and Retraining Notification Acts, the New York Civil Rights Law, the New York Workers’ Compensation Law, and the New York Labor Law, and any similar New York City, New York State or other state or federal statute, each as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or in regard to any personal or property injury, or under the laws of any country or political subdivision, including, without limitation, any of the Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b)          Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this General Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the Releasors and the Releasees or any of them, and that in furtherance of this intention, Executive’s general release given herein will be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.

(c)          Executive represents that neither he nor any other Releasor has filed or permitted to be filed and will not file against the Releasees, any arbitration or lawsuit, against any of the Releasees arising out of any matters set forth in Paragraph 3(a) hereof. If Executive or any Releasor has or should file an arbitration or lawsuit, Executive agrees to remove, dismiss or take similar action to eliminate such arbitration or lawsuit or similar action within five (5) days of signing this General Release.

(d)          Nothing in this General Release shall prohibit Executive from filing a charge with, providing information to or cooperating with any governmental agency and in connection therewith obtaining a reward or bounty, but Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, neither the Executive nor any Releasor shall seek or accept any such damages or relief from or as the result of such civil action, suit, arbitration, or other legal proceeding filed by Executive or any action or proceeding brought by another person, entity or governmental agency. In addition, nothing in this General Release or otherwise shall be construed to prohibit Executive from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory organization, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower or other provisions of any applicable federal or state law or regulations (it being understood that Executive does not need the prior authorization of the Company to make any such reports or disclosures or to notify the Company that Executive has made such reports or disclosures).

(e)          This General Release does not release, waive or give up any claim to the Severance Benefits or for workers’ compensation benefits, indemnification rights, coverage under the Company’s directors and officers insurance policy, rights as a stockholder of the Company, rights under any outstanding equity awards, claims under the Employment Agreement, vested retirement or welfare benefits Executive may be entitled to under the terms of the Company’s retirement and welfare benefit plans, as in effect from time to time, or any right to unemployment compensation that Executive may have.

4.            COVENANTS.

(a)          Executive hereby confirms and agrees that he remains subject to the terms of Sections 5.2 (Cooperation), 5.3 (Non-Disclosure of Confidential Information), 5.4 (Non-Competition), 5.5 (Non-Solicitation of Employees), 5.6 (Non-Solicitation of Clients/Investors), 5.7 (Non-Disparagement) and 5.8 (Remedies) of the Employment Agreement and agrees to abide by their terms and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.

(b)          Executive agrees that he will keep confidential and not disclose the terms and conditions of this General Release to any person or entity without the prior written consent of the Company, except to his accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of this General Release. Executive will be responsible for any disclosure by them. Executive further represents that he has not disclosed the terms and conditions of this General Release to anyone other than his attorneys, accountants and/or spouse. This paragraph does not prohibit disclosure of this General Release if required by law, provided Executive has given the Company prompt written notice of any legal process and cooperated with the Company’s efforts, if any, to seek a protective order.

(c)          Executive represents that he has returned to the Company all property belonging to the Company and the other Releasees.

5.            NO RELIANCE. Executive acknowledges and agrees that he is not relying on any representations made by the Company or any other Releasee regarding this General Release or the implication thereof.

6.           MISCELLANEOUS PROVISIONS.

(a)          This General Release and the Employment Agreement contain the entire agreement between the Company and Executive and, except as specifically set forth in this General Release or in the Employment Agreement, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release and the Employment Agreement exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it will be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release will be enforceable and remain in full force and effect.

(b)          This General Release is not intended, and will not be construed, as an admission by the Company that it has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against Executive.

(c)          This General Release will extend to, be binding upon, and inure to the benefit of the parties and their respective successors, heirs and assigns.

(d)          This General Release will be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(e)          This General Release may be executed in any number of counterparts each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

7.            ACKNOWLEDGEMENTS. Executive acknowledges that he: (a) has carefully read this General Release in its entirety; (b) has had an opportunity to consider it for at least [twenty-one (21)] [forty-five (45)] days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this General Release; (d) fully understands the significance of all of the terms and conditions of this General Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this General Release; (f) understands that he has seven (7) days in which to revoke this General Release (as described in Paragraph 8) after signing it and (g) is signing this General Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

8.            ACCEPTANCE. Executive may accept this General Release by signing it and returning it to [NAME], [COMPANY], [ADDRESS], within [twenty-one (21)] [forty-five (45)] days of his receipt of the same. After executing this Agreement, Executive will have seven (7) days (the “Revocation Period”) to revoke this General Release by indicating his desire to do so in writing delivered to [NAME] at the address above (or by fax at [FAX NUMBER]) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this General Release. The effective date of this General Release will be the eighth (8th) day after Executive signs this General Release (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Executive does not accept this General Release as set forth above, or in the event he revokes this General Release during the Revocation Period, this General Release, including but not limited to the obligation of the Company to provide the Severance Benefits, will be deemed automatically null and void.

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IN WITNESS WHEREOF, the parties have executed this General Release and Waiver Agreement as of the day and year set forth beneath their signatures below.

EXECUTIVE

By:

Name: Jonathan P. Mehlman

Date:

Hospitality Investors Trust, Inc.

By:

Name:

Title:

Date: